Exhibit 10.09

bola/ck/5124166

Sale and Transfer
(Schepersmaat 4 in Assen)

On the twenty-seventh of December two thousand and seven, there appeared before me, mr. Wilfred Albert Groen, civil-law notary practising in the municipality of Amsterdam:
1.	Mr mr. Robert Adriaan Bol, born in Haarlem on the twenty-fourth of May nineteen hundred and seventy-two, having his business address at Fred. Roeskestraat 100, 1076 ED Amsterdam, acting in this matter as authorised representative in writing of:

Schepersmaat Vastgoed B.V., a private limited liability company [besloten vennootschap met beperkte aansprakelijkheid], having its registered office in Roermond and its principal place of business at Oude Borgstraat 12, 6049 CT Herten, entered in the Trade Register under file number: 13042275, hereinafter called: Vendor; and
2.
Mr David Havenaar, born in The Hague on the seventh of March nineteen hundred and sixty-three, residing at Willem Buytewechstraat 118-c-2, 3024 VD Rotterdam, holder of a Dutch passport number: NK4376171;

acting in this matter in his capacity as director with sole and independent representative authority of:

Royal Invest Europe B.V., a private limited liability company, having its registered office in Amsterdam and its principal place of business at Ditlaar 7, 1066 AC Amsterdam, entered in the Trade Register under file number: 34130365, hereinafter called: “Vendee”.

Vendor and Vendee hereby declare:

Contract of Sale. Transfer
Vendor and Vendee have concluded a written contract of sale dated the seventeenth of August two thousand and seven, hereinafter called “Contract of Sale”, under which Vendor hereby transfers to Vendee, who hereby accepts:

Description of the Registered Property:
the office complex site, premises and car park, local reference Schepersmaat 4 in Assen, cadastral reference Municipality of Assen section R number 716, size three hectares, forty-seven ares and fifty-six centiares and 696, size forty-five ares and eighty-eight centiares, hereinafter also called: “the Sold Property”.

Purchase Price

The parties additionally agreed as a supplement to the Contract of Sale that the purchase price of the Sold Property amounts to twenty-three million, eight hundred and seventy-three thousand, five hundred and eight-five Euros (EUR 23,873,585.00).
No sale of movable property has been included in the present sale and transfer of the Sold Property.

Turnover Tax and Transfer Tax
1.	Transfer tax is due on account of the transfer of the Sold Property.
2.	The Vendor declares in respect of the Sold Property that:

it is an entrepreneur within the meaning of the Turnover Tax Act 1968 [Wet op de Omzetbelasting 1968] and the Sold Property is being transferred two years after the date on which it was put to use for the first time, whereas Vendor and Vendee do not make and/or have not made a joint request for the transfer of the Sold Property to be deemed a transfer subject to VAT, and therefore VAT is not due on account of transfer of the Sold Property.

3.	Where reference is made in paragraph 2 of this article to "transfer", this exclusively means the transfer within the meaning of the Transfer Tax Act 1968.

Payment of the Purchase Price
In respect of the obligation pursuant to the agreement to pay the aforementioned purchase price of twenty-three million, eight hundred and seventy-three thousand, five hundred and eighty-five Euros (EUR 23,873,585,00) Vendor and Vendee have agreed as follows:
1.
Vendee has paid a part of the purchase price amounting to seventeen million, three hundred and eighteen thousand, three hundred and seventy-two Euros (EUR 17,318,372.00) by payment into the third-party account of Loyens & Loeff Amsterdam Derdengelden Notariaat.

Vendor gives Vendee discharge therefor.
2.	a.
In respect of a part of the purchase price amounting to three million, fifty-five thousand, two hundred and thirteen Euros (EUR 3,055,213.00) Vendor and Vendee have – additionally – agreed that payment of this amount of three million, fifty-five thousand, two hundred and thirteen Euros (EUR 3,055,213.00) shall be waived, subject to the obligation for Vendee to acknowledge this amount as a debt to Vendor by way of loan (Loan 1).

As a result of the forgoing:
-
Vendor hereby waives its claim to payment of the aforementioned part of the purchase price amounting to three million, fifty-five thousand, two hundred and thirteen Euros (EUR 3,055,213.00), which waiver Vendee hereby accepts; and

-
Vendee acknowledges owing Vendor - by way of loan - an amount of three million, fifty-five thousand, two hundred and thirteen Euros (EUR 3,055,213.00), which acknowledgement of debt Vendor hereby accepts under terms and conditions to be further agreed in writing by the parties by common accord.

b.
Vendor and Vendee establish that the obligation pursuant to the agreement to pay the aforementioned part of the purchase price amounting to three million, fifty-five thousand, two hundred and thirteen Euros (EUR 3,055,213.00) that Vendee owes to Vendor, has been cancelled.

c.
In view of the aforementioned conversion of the obligation to pay the aforementioned part of the purchase price amounting to three million, fifty-five thousand, two hundred and thirteen Euros (EUR 3,055,213.00) by Vendee to Vendor, Vendor declares to hereby discharge Vendee from the obligation to pay the aforementioned part of the purchase price amounting to three million, fifty-five thousand, two hundred and thirteen Euros (EUR 3,055,213.00).

d.
The parties also declare that the aforementioned manner of payment of the aforementioned part of the purchase price expressly deviates from the provisions of Section 7:26 (3) of the Civil Code [Burgerlijk Wetboek].

3.	a.
In respect of the remaining part of the purchase price amounting to three million and five hundred thousand Euros (EUR 3,500,000.00) Vendor and Vendee have – additionally – agreed that this amount of three million and five hundred thousand Euros (EUR 3,500,000.00) shall be cancelled by waiver, subject to Vendee’s obligation to acknowledge the debt of this amount by way of loan to Vendor (Loan 2).

As a result of the forgoing:
-
Vendor hereby waives its claim to payment of the aforementioned part of the purchase price amounting to three million and five hundred thousand Euros (EUR 3,500,000.00), which waiver of payment Vendee hereby accepts; and

-
Vendee acknowledges owing Vendor - by way of loan - an amount of three million and five hundred thousand Euros (EUR 3,500,000.00), which acknowledgement of debt Vendor hereby accepts, under terms and conditions to be further agreed in writing by the parties by common accord.

b.
Vendor and Vendee establish that the obligation pursuant to the agreement to pay the aforementioned part of the purchase price amounting to three million and five hundred thousand Euros (EUR 3,500,000.00) that Vendee owes to Vendor, has been cancelled.

c.
In view of the aforementioned conversion of the obligation to pay the aforementioned part of the purchase price amounting to three million and five hundred thousand Euros (EUR 3,500,000.00) by Vendee to Vendor, Vendor declares to hereby discharge Vendee from the obligation to pay the aforementioned part of the purchase price amounting to three million and five hundred thousand Euros (EUR 3,500,000.00).

d.
The parties also declare that the aforementioned manner of payment of the aforementioned part of the purchase price expressly deviates from the provisions of Section 7:26 (3) of the Civil Code [Burgerlijk Wetboek].

Preceding Title
Vendor (at that time Muermans Rimag Vastgoed B.V.) declares that it acquired the Sold Property by entry of a copy of a deed of transfer pursuant to a contract of sale containing discharge for payment of the purchase price and the declaration of the parties to the deed that they could no longer invoke a condition subsequent executed on the twenty-seventh of December nineteen hundred and ninety-nine before jhr. mr. A.P. van Lidth de Jeude, at that time civil-law notary practising in the municipality of Amsterdam, in the Public Registers, volume 7130 number 25 at the office of the Land and Public Registry Agency [Dienst voor het Kadaster en de Openbare Registers] in Assen on the twenty-eighth of December nineteen hundred and ninety-nine.
As is evident from a deed containing an amendment to the Articles of Association, executed on the twelfth of November two thousand and one before a deputy of civil-law notary, jhr. mr. A.P. van Lidth de Jeude, aforementioned, the name “Muermans Rimag Vastgoed B.V.” was changed to “Muermans Vastgoed 46 B.V.”.
As is evident from a deed containing an amendment to the Articles of Association, executed on the fourteenth of September two thousand and seven before a deputy of civil-law notary mr. W.A. Groen, aforementioned, the name “Muermans Vastgoed 46 B.V.” was changed to “Schepersmaat Vastgoed B.V.”.
A.	Declarations of Vendor
Vendor declares:
a.	On this day the Sold Property is not included in a (current request for recommendations for) designation, designation order or register entry:
1.	as protected monument within the meaning of the Listed Buildings Act 1988 [Monumentenwet 1988];
2.	as protected monument by the municipal or provincial authorities;
b.	No government subsidy has been applied for or granted in respect of the Sold Property for which conditions still have to be met.
c.
On this day the technical installations and supply and drain pipes and wiring in the Sold Property function satisfactorily, to the best of Vendor’s knowledge, and the use thereof has not been restricted in any way by the competent authorities.

d.	On this day there are no obligations from hire purchase agreements, option rights and/or contractual rights of first refusal.
e.	On this day the Sold Property has not been requisitioned and is not being used by third parties without right or title.
f.	1.
The Sold Property is currently leased out and/or has been given in use in the manner and under the conditions as has been satisfactorily stated by Vendor to Vendee and for the rest, in the manner stated in the Contract of Sale;

2.
The lease agreements do not deviate from that which is customary for property such as the Sold Property and before the conclusion of the Contract of Sale Vendor presented to Vendee all documentation in respect of the leased status of the Sold Property.

No agreements detrimental to the lessor have been made with the lessees outside of the lease contracts.
To date, the lessees have properly complied with their obligations.
No proceedings in respect of the Sold Property have been brought before the Rent Tribunal [Huurcommissie].
3.	The lessees have not paid deposits or provided bank guarantees other than those (if any) stated by Vendor to Vendee.
4.
In respect of the leased status, any rights of first refusal and/or lease guarantees, reference is made to the relevant provisions of the Contract of Sale. For that matter, the Government Buildings Agency [Rijksgebouwendienst] has declared, as is evident from a declaration attached to this instrument, that it is not exercising its right of first refusal.

g.	There are no easements other than the ones stated at the end of this instrument.
h.	There are no qualitative obligations within the meaning of Section 6:252 et seq. of the Civil Code other than the ones stated at the end of this instrument.
i.	No perpetual clauses other than the ones stated at the end of this instrument need to be imposed on Vendee.
j.	There are no limited real rights (obligations to tolerate) as referred to in the Public Works (Removal of Impediments in Private Law) Act [Belemmeringenwet Privaatrecht].
k.	The charges in respect of the expired periods have been paid, to the extent that the assessments concerned have been imposed.
l.	On this day there are no pending lawsuits, binding advisory proceedings or arbitration proceedings in respect of the Sold Property.
m.	The procedure referred to in Section 2:204c of the Civil Code was not applicable at the time of acquisition by Vendor.
n.	The Sold Property and the installations referred to in paragraph c. are not encumbered with retention rights.
o.
On this day the Sold Property is directly connected to the public water, energy and sewer mains. On this day the Sold Property has lawful and unrestricted access to the public road in the manner evident on site.

p.	Vendor has exclusively used the Sold Property for investment purposes.
B.	Guarantees of Vendor
Vendor guarantees the correctness of its aforementioned declarations made in respect of the VAT, its acquisition of the Sold Property and its declarations made above in paragraph A. Vendor guarantees that it has provided Vendee with all information of which Vendee should be informed, on the understanding that Vendor was not required to provide information on facts which are known to Vendee or of which Vendee could have learned through its own inquiries, to the extent that Vendee could have been required to make such inquiries according to generally accepted views.

C.	Declarations in respect of Pollution.
Vendor then declares:
a.	It is not aware of any facts based on, inter alia:
-	its own expertise;
-	publications in (local) newspapers;
-	a soil examination carried out in the past;
-	the use made of the Sold Property;

which shows that the Sold Property is polluted to such a degree with poisonous, chemical and/or other (dangerous) substances that it is likely that this pollution under the current applicable environmental legislation and/or environmental case law would give reason to carry out a clean-up or take other measures.

b.	Nor is it aware of (underground) storage tanks, such as oil and septic tanks in the Sold Property.
c.	It is not aware of any materials containing asbestos or other materials harmful to health in the Sold Property.

D.            Other Declarations of Vendor
Finally Vendor declares:
a.
It is not aware that the current use of the Sold Property is not permitted on grounds pertaining to public or private law or that building work/alterations has/have been carried out without the permits required for that purpose.

b.
It is not aware that on this day the Sold Property must be offered for sale to the municipal authorities under the Municipal Right of First Refusal Act [Wet Voorkeursrecht Gemeenten] or that the municipal authorities have laid down an urban renewal plan or an environmental by-law within the meaning of the Urban and Rural Renewal Act [Wet op de Stads- en Dorpsvernieuwing], in which the Sold Property is included, or that the Sold Property is included in a (current request for recommendations for) designation, designation order or register entry as a protected town or village view.

c.	It is not aware of current policy proposals in respect of the plan/the by-law as referred to in the preceding paragraph or in respect of compulsory purchase.
d.	It is not aware of anything that could endanger the lessees’ correct compliance with their obligations in the future.

E.            Declarations of Vendee
Vendee declares that:
a.	It expressly accepts the aforementioned obligations as well as those that are known or could have been known to it from the actual situation after its own inquiries, as referred to in paragraph B.;
b.	It guarantees that the procedure referred to in Section 2:204c of the Civil Code does not apply to it.
c.	It plans to use the Sold Property as is stated in paragraph A.p.
d.
Vendor has fully informed it about the leased condition and the (use of the) Sold Property, the concluded tenancy agreements and any details concerning the lessees/users of the Sold Property and about the (environmental) condition of the Sold Property in the broadest meaning of that term, and declares in this respect that it does not require a further description from the Vendor.

e.	Vendor has presented to Vendee all documentation in respect of the leased status of the Sold Property.

Terms
Vendor and Vendee declare that they have further entered into the aforementioned Contract of Sale and Transfer under the following terms.

Costs
Article 1
1.	The transfer tax as referred to in the Legal Transactions (Taxation) Act [Wet op Belastingen van Rechtsverkeer ] is for the Vendee’s account.
2.
The notarial charges in respect of the Contract of Sale and the costs for the delivery and transfer of the Sold Property as well as the VAT due on these costs, as referred to in the Turnover Tax Act 1968, are for the Vendee’s account.

Description of the Transfer Obligations
Article 2
1.            Vendor transfers to Vendee property:
a.            that is unconditional and not subject to abatement,rescission or any cancellation whatsoever;
b.	is not encumbered with attachments or mortgages or registrations thereof or with other limited real rights;
c.            is not encumbered with easements to the extent thatVendor has guaranteed their non-existence;
d.            under the obligation for Vendee to continue the currentlease agreement(s).
2.
If the dimensions or size of the Sold Property or the further description thereof or the declarations made by it under paragraphs C. and D. are not correct or complete, neither of the parties shall derive any rights therefrom.

3.
The Sold Property is transferred with all rights and powers attached thereto and free of all specific obligations and restrictions save for those that have been expressly accepted by Vendee in paragraph E.

4.	The handover (actual delivery) of the Sold Property is made on this day, in the actual condition in which the Sold Property is on this day.
5.
All claims that Vendor can assert now or at any time against third parties, including the architect(s), the structural engineer(s), the builder(s), the contractor(s), the subcontractor(s), the electrical contractor(s) and/or the supplier(s) are transferred to Vendee.

To the extent that these claims cannot be deemed qualitative rights as referred to in Section 6:251 of the Civil Code, Vendor transfers these claims and the rights from premium savings schemes, guarantee schemes and certificates of guarantee, to the extent that said claims and rights are transferable and without having any obligation of indemnity.
Vendor is also obliged to present to Vendee certificates of guarantee existing in respect of the Sold Property and to undertake every action necessary to have these certificates put into Vendee’s name.
Risk
Article 3
The risk of the Sold Property is transferred upon the signing of this instrument.

Receipts and Charges
Article 4
The receipts and charges of the Sold Property shall be for Vendee’s account as from the signing of this instrument.

Contract of Sale
Article 5
Unless otherwise provided in this instrument, that which has been agreed between Vendor and Vendee shall continue to apply between them.
Specific obligations and restrictions
In this matter reference is made to the provisions of the Deed of Transfer executed on the twenty-seventh of December nineteen hundred and ninety-nine before jhr. mr. A.P. van Lidth de Jeude, at that time civil-law notary practising in the municipality of Amsterdam, entered in the aforementioned registers on the twenty-eighth of December nineteen hundred and ninety-nine in volume 7130 number 25 in which the following, inter alia, is stated verbatim:
“Obligations and restrictions
Vendee has expressly accepted under the Contract of Sale those obligations and restrictions as referred to in Article 2, which are stated hereinafter:
-	appearing in the aforementioned headings 2315/124 and 2338/9, whereby the Municipality of Assen has transferred parcels of land and in which the following is stated verbatim:

under the General Conditions of Sale - to the extent that these conditions have not been amended or supplemented by this instrument – as have been established by deed, containing the General Conditions of Sale of Municipal Land, executed on the twenty-second of May nineteen hundred and sixty-three before me, civil-law notary, and a copy of which was registered at the mortgage registry office in Assen on the twenty-fourth of May nineteen hundred and sixty-three in volume 2166 number 15, of which Conditions of Sale the conditions in paragraphs 8 up to and including 13 must be stipulated on behalf of the Municipality of Assen on each sale of the Sold Property or establishment of real rights of use thereon, on pain of forfeiture of penalties as stated therein, the party appearing in paragraph II declaring that Vendee has received a printed copy of these General Conditions of Sale, is fully familiar with the content thereof and in all respects shall consider these conditions to have been included verbatim in this instrument;

-	appearing in the aforementioned heading 2614/104, whereby the Municipality of Assen has transferred parcels of land and in which the following is stated verbatim:
A.
under the General Conditions of Sale - to the extent that these conditions have not been amended or supplemented by this instrument – as have been established by deed, containing the General Conditions of Sale of Municipal Land, executed on the twenty-second of February nineteen hundred and seventy-one before the aforementioned civil-law notary, G.J. de Jong Posthumus, and a copy of which was registered at the mortgage registry office in Assen on the twenty-third of February following in volume 2521 number 113, of which Conditions of Sale the conditions in paragraphs 8 up to and including 15 must be stipulated on behalf of the Municipality of Assen on each sale of the Sold Property or establishment of real rights of use thereon, on pain of forfeiture of penalties as stated therein, the party appearing on behalf of the party on the other side declaring that the board of the aforementioned Pensioenfonds has received a printed copy of these General Conditions of Sale, is familiar with the content thereof and shall consider these conditions to have been included verbatim in this instrument;

B.	under the following specific conditions:

1.	Vendee must continue and maintain the ditch located along the north side of the Sold Property under this instrument to the extent that it is part of the Sold Property;
2.	a pavement to be installed on the site of the mains may not consist of a closed paving;
3.	the drainage of the parking place to installed on the Sold Property must run in the direction of the Anreperdiep;
Vendee must apply to the district Water Board [Waterschap] “Drentse Aa” for a permit to be allowed to have a connection to the Anreperdiep;
4.	Vendee must lay out plants on site along the Anreperdiep in consultation with the director of the Parks and Public Gardens Department [Bossen en Plantsoenen Dienst] of the Municipality of Assen;
5.	contrary to the provisions of point 1 of the aforementioned General Conditions of Sale, the land is transferred in the condition in which it was at the time it was put to use;
6.	in addition to the provisions of Article 16 of the aforementioned General Conditions of Sale, the interest rate is set at eight.
7.
In the event of breach of or non-compliance with the aforementioned provisions of paragraphs 1 to 4 inclusive, the penalty clause stated in Article 15 c of the aforementioned General Conditions of Sale shall also apply.

8.
(cancelled, as is evident from a Deed of Transfer by the Municipality of Assen to the Stichting bedrijfspensioenfonds voor de Landbouw, executed on the twenty-sixth of October nineteen hundred and seventy-eight, registered in volume 3257 number 25);

In respect of known easements, reference is made to a Deed of Establishment of Easements executed on the fourth of May nineteen hundred and seventy-two before the aforementioned civil-law notary G.J. de Jong Posthumus - , registered at the mortgage registry office in Assen on the fourth of May nineteen hundred and seventy-two, in volume 2594 number 107, in which it is stated, inter alia:

“the easement of right of way, including the right of transport of materials for the gas supply, to be exercised in the manner as indicated in crosshatching in the site plan attached to this instrument, is hereby established on behalf of the parcel owned by the public limited liability company [naamloze vennootschap] N.V. Regas (Regionaal Gasbedrijf Assen en Omstreken ), cadastral reference Municipality of Assen section R number 467 and on the parcel belonging to the Municipality of Assen, cadastral reference Municipality of Assen section R number 473.”

-	appearing in the aforementioned headings 3257/25, whereby the Municipality of Assen has transferred parcels of land and in which the following is stated verbatim:
B.
under the General Conditions of Sale - to the extent that these conditions have not been amended or supplemented by this instrument and to the extent that these General Conditions of Sale can apply to the present transfer – as have been established by deed, containing the General Conditions of Sale of Municipal Land, executed on the eleventh of November nineteen hundred and seventy-seven before me, civil-law notary, and a copy of which was registered at the mortgage registry office in Assen on the fourteenth of November following in volume 3143 number 91, of which Conditions of Sale the conditions in paragraphs 8, 9, 11 up to and including 14 and 17 up to and including 19 must be stipulated on behalf of the Municipality of Assen on each sale of the Sold Property or establishment of real rights of use thereon, on pain of forfeiture of penalties as stated therein, the party appearing in paragraph 2 declaring that the board of the aforementioned Pensioenfonds has received a printed copy of these General Conditions of Sale, is fully familiar with the content thereof and shall consider these conditions to have been included verbatim in this instrument;

B.	under the following specific conditions:
1.	contrary to the relevant provisions of Article 1 of the aforementioned General Conditions of Sale, the land is transferred in its current condition;
2.	the rate, referred to in Article 20 of the aforementioned General Conditions of Sale amounts to ten.
-	appearing in the aforementioned heading 4012 number 37, whereby the Municipality of Assen has transferred parcels of land and in which the following is stated verbatim:

The General Conditions of Sale apply to the parcel transferred by the Municipality of Assen - to the extent that these General Conditions of Sale can apply to the present transfer – as have been established by deed, containing the General Conditions of Sale of Municipal Land executed on the tenth of March nineteen hundred and eighty before me, civil-law notary, and a copy of which was registered at the mortgage registry office in Assen on the same day in volume 3410 number 29, of which Conditions of Sale the conditions in paragraphs 5, 9, 15 up to and including 22, as well as 24, 25 and 26 must be stipulated on behalf of the Municipality of Assen on each sale of the Sold Property or establishment of real rights of use thereon, as a result of which the use is acquired, or, inter alia in the case of sale in accordance with the provisions of Section 1223 (2) of the Civil Code, can be acquired, on pain of forfeiture of penalties as stated therein.

The party appearing in paragraph 2 declaring further that the Stichting has received a printed copy of the aforementioned General Conditions of Sale, is familiar with the content thereof and shall consider the aforementioned General Conditions to have been included verbatim in this instrument;

Furthermore, Vendee has accepted those obligations and restrictions which are, for that matter, stated in the title deeds of Vendor and have not been included here verbatim, but which are not onerous for Vendee either.

A copy of the aforementioned General Conditions of Sale is attached to the present instrument and said conditions are deemed to have been quoted verbatim.
To the extent that the aforementioned provisions contain obligations that Vendor is obliged to impose on Vendee, it hereby does so and Vendee hereby accepts said.
To the extent that this involves rights that have been stipulated on behalf of third parties, Vendor hereby accepts these rights as well on behalf of the Municipality of Assen.”
Vendee has expressly accepted the quoted obligations and restrictions on the signing of the Contract of Sale.
To the extent that the aforementioned provisions contain obligations that Vendor is obliged to impose on Vendee, it hereby does so and Vendee hereby accepts said.
To the extent that this involves rights that have been stipulated on behalf of third parties, Vendor also hereby accepts these rights on behalf of the Municipality of Assen.
Exclusion of Rescission
Vendee and Vendor expressly waive the right to seek rescission of this sale and the transfer.
Conditions Subsequent
All conditions subsequent, which have been agreed, have now been fulfilled. Neither Vendor nor Vendee may still invoke a condition subsequent in respect of this sale and transfer.
Power of Attorney for Cancellation of Mortgage Registrations
Vendor and Vendee hereby grant irrevocable power of attorney to each of the persons employed at the offices of Loyens & Loeff N.V., each separately and with the right of substitution, to provide all assistance, on behalf of each of them, in cancelling the mortgage registration(s) in respect of the registered property of Vendor and to accept therefor the relinquishment by the mortgagee(s) and to authorise the Custodian of the Land and Public Registers to effect the cancellation.
Final Declarations
Vendee declares to have received a copy of the current lease contracts.
Vendor and Vendee further declare:
1.
to further directly settle among the parties the charges stated by Vendor after execution of the present instrument on the basis of the last-known current assessments, and namely in such a way that Vendor shall attend to payment of the assessments that have not yet been imposed, whereas after receipt of the assessments for the current period, the parties shall make a further settlement with one another if required. In this context the parties declare to expressly deviate from the provisions of Section 7:26 (3) of the Civil Code;

2.
to further directly settle among the parties and/or to transfer the rents after execution of the present instrument. In this context the parties declare to expressly deviate from the provisions of Section 7:26(3) of the Civil Code;

3.	Vendor has granted Vendee a - transferable - lease guarantee, a copy of which has been attached to this instrument (Appendix).
Choice of Domicile
Vendor and Vendee expressly declare that for the purpose of execution of this instrument and for matters concerning the transfer tax they elect domicile at the offices of the custodian of the original of this instrument, at present at the address Fred. Roeskestraat 100, 1076 ED Amsterdam.
Powers of Attorney
The granting of the power of attorney to the party in paragraph 1 is evidenced by a notarial instrument containing a power of attorney, executed on the twenty-first of November two thousand before civil-law notary jhr. mr. A.P. van Lidth de Jeude, at that time civil-law notary practising in the municipality of Amsterdam.
Conclusion
The parties are known to me, civil-law notary.
This instrument was executed in Amsterdam on the date stated in the heading of this instrument.
The contents of this instrument were stated in substance and clarified to the parties appearing.
The parties appearing declared that they did not desire the instrument to be read out in full, that they had taken cognisance of the instrument in good time before the execution and agreed to the contents.
This instrument was partially read out and immediately signed thereafter, first by the parties appearing and then by me, civil-law notary, at fourteen hours and fifty-nine minutes.